UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  May 31, 2018

vTv Therapeutics Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-37524 (Commission File No.)	47-3916571 (IRS Employer Identification No.)

4170 Mendenhall Oaks Pkwy High Point, NC 27265 (Address of principal executive offices)

(336) 841-0300

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a‑12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01 Entry into a Material Definitive Agreement

On May 31, 2018, vTv Therapeutics LLC (“vTv LLC”), a controlled subsidiary of vTv Therapeutics Inc., entered into a License Agreement with Newsoara Biopharma Co., Ltd. (“Newsoara”) (the “Newsoara License Agreement”), under which Newsoara obtained an exclusive and sublicensable license to develop and commercialize vTv LLC’s phosphodiesterase type 4 inhibitors, including the compound HPP737, in mainland China, Hong Kong, Macau, Taiwan and other pacific rim countries (collectively, the “Territory”).

Under the terms of the Newsoara License Agreement, Newsoara will pay vTv LLC an initial license fee of $2.0 million. vTv LLC is eligible to receive additional potential development, regulatory and sales-based milestone payments totaling up to $63.0 million.  Newsoara is also obligated to pay vTv royalty payments at mid-single to low-double digit rates, based on tiers of annual net sales of licensed products.  Such royalties will be payable on a licensed product-by-licensed product and region-by-region basis until the latest of expiration of the licensed patents covering a licensed product in a region, expiration of data exclusivity rights for a licensed product in a region or a specified number of years after the first commercial sale of a licensed product in a region.

Under the terms of the Newsoara License Agreement, Newsoara will be responsible for the development and commercialization of the licensed products in the Territory, at its cost, and is required to use commercially reasonable efforts with respect to such development and commercialization efforts.

The Newsoara License Agreement, unless terminated earlier, will continue until expiration of all royalty obligations of Newsoara to vTv LLC.  Either party may terminate the Newsoara License Agreement for the other party’s uncured material breach.  Newsoara may terminate the Newsoara License Agreement at will upon prior written notice.  Either party may terminate the Newsoara License Agreement for the other party’s insolvency.

The description of the Newsoara License Agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the Newsoara License Agreement, a copy of which will be filed as an exhibit to the vTv Therapeutics Inc. Quarterly Report on Form 10-Q for the quarter ending June 30, 2018.

Item 3.01 Failure to Satisfy a Continued Listing Rule or Standard

On June 1, 2018, vTv Therapeutics Inc. (the “Company”) received a letter from The NASDAQ Stock Market LLC (“NASDAQ”) notifying the Company that it is not in compliance with the requirement of NASDAQ Rule 5450(b)(2)(C) as a result of the market value of the Company’s publicly held shares (“MVPHS”) being below $15 million for 30 consecutive business days. This notification has no effect on the listing of the Company’s Class A common stock (“Class A Common Stock”) on The NASDAQ Global Market at this time.

In accordance with NASDAQ Listing Rule 5810(c)(3)(D), the Company has 180 calendar days, or until November 28, 2018, to regain compliance with NASDAQ Listing Rule 5450(b)(2)(C). Compliance can be achieved automatically and without further action if the MVPHS is at or above $15 million for a minimum of 10 consecutive business days at any time during the 180-day period.  If the Company does not regain compliance during such period, subject to an appeals process, the Class A Common Stock may be removed from The NASDAQ Global Market.

The Company intends to monitor the MVPHS actively and is currently evaluating its available options to regain compliance with NASDAQ Listing Rule 5450(b)(2)(C).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

VTV THERAPEUTICS INC.

By:	/s/ Rudy C. Howard
Name:	Rudy C. Howard
Title:	Chief Financial Officer

Dated: June 6, 2018